EXHIBIT 99.1

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name and description of our role in the valuation process of Resource REIT, Inc. (f/k/a Resource Real Estate Opportunity REIT II, Inc.) ("the Company") being included or incorporated by reference to the Company's Registration Statements on Form S-3 (File No. 333-236040) and Form S-8 (File No. 333-252958) by being filed on an Annual Report on Form 10K, to be filed on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

March 25, 2021